Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made between Olo Inc. (the “Company”) and Parrish Chapman (the “Executive”) (collectively, the “Parties”), and is effective as of May 5, 2025 (the “Effective Date”).
WHEREAS, the Company desires for Executive to provide services to the Company on the terms and conditions of this Agreement from and after the Effective Date, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and
WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Employment by the Company.
1.1.Position. Executive’s employment with the Company is contingent on the satisfactory completion of Company background checks and approval by the Company’s Board of Directors (the “Board”). Executive shall serve as the Company’s Chief Sales Officer. During the term of Executive’s employment with the Company, Executive will continue to devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved time off permitted by the Company’s general employment policies.
1.2.Duties and Location. Executive shall perform such duties as are required by the Chief Executive Officer to whom Executive reports as of this date or in the future. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.
1.3.Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2.Compensation.
2.1.Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $455,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.
2.2.Commission. Executive will be eligible to participate in a commission structure that the Board or the compensation committee of the Board (the “Compensation Committee”), may approve for executives of the Company (the “Commission”). The target amount of Executive’s Commission is equal to 100% of Executive’s Base Salary (the “Target Commission”). Whether Executive receives a Commission for any given period, and the amount of any such Commission, will be determined by the Board or the Compensation Committee in their good faith discretion based upon Executive’s achievement of objectives and milestones as set forth in the Company’s Sales Compensation Plan (the “Sales Compensation Plan”).

2.3.Company Equity Awards.
2.3.1.New Hire Equity Grant: Subject to approval by the Compensation Committee and the occurrence of the Effective Date, Executive shall be granted a total of 167,250 restricted stock units (“RSUs”) and 167,250 performance-based RSUs (“PSUs”) (the “New Hire Equity Grant”). The RSUs granted pursuant to the New Hire Equity Grant will be granted under and governed in all respects by the terms and conditions of the 2021 Equity Incentive Plan (the “2021 Plan”) and RSU Award Grant Notice and Award Agreement between Executive and the Company. The PSUs granted pursuant to the New Hire Equity Grant will be granted under and governed in all respects by the terms and conditions of the 2021 Plan and PSU Award Grant Notice and Award Agreement between Executive and the Company.

2.3.2.Executive remains eligible to be considered for future equity awards as may be determined by the Board or the Compensation Committee in its discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time.
3.Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.
4.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
4.1.Relocation Expenses. The Company further agrees to reimburse Employee for reasonable relocation expenses (“Relocation Expenses”) up to a maximum of $75,000. Employee must submit receipts and other reasonable documentation of Relocation Expenses within 30 days of incurring the expenses. Relocation Expenses will be reimbursed to Employee following the Effective Date via the Company’s expense reporting system. Employee shall repay Relocation Expenses if Employee voluntarily resigns from employment with the Company as follows: (i) 100% of Relocation Expenses if employed for less than 12 months from the Effective Date, and (ii) 50% of Relocation Expenses if employed more than 12 months but less than 24 months from the Effective Date. Employee will have no obligation to repay Relocation Expenses if (i) the Employee resigns for Good Reason (as defined below), or (ii) Employee voluntarily resigns from employment with the Company after 24 months from the Effective Date. Employee agrees that the Company may deduct any amounts owed under this Section 4.1 from Employee’s final paycheck, as applicable, and subject to applicable law.
5.Termination of Employment; Severance.
5.1.At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.
5.2.Termination Without Cause; Resignation for Good Reason.

5.2.1.The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below). Further, Executive may resign at any time for Good Reason (as defined below).
5.2.2.In the event Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following severance benefits:
5.2.2.1.Severance in an amount equal to nine (9) months of Executive’s base salary in effect as of the date of Executive’s employment termination, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in equal installments on the Company’s regular payroll schedule over the nine-month period following Executive’s termination of employment, commencing within sixty (60) days following Executive’s termination of employment; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance shall begin to be paid in the second calendar year by the last day of such 60-day period, and such initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following Executive’s date of termination.
5.2.2.2.Provided Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on Executive’s termination of employment and ending on the earliest to occur of: (i) nine (9) months following Executive’s termination of employment; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.
5.2.2.3.The Company will pay Executive a prorated Commission for the calendar year in which Executive’s employment is terminated. This Commission will be calculated based on Executive’s Commission targets, prorated, and less any Commission amounts previously paid to Executive for that year. Such prorated Commission shall be payable on the same date that a

Commission payment would have been made had Executive remained employed.
5.2.3.If the Company terminates Executive’s employment with the Company without Cause, or Executive resigns for Good Reason, in either case within three (3) months prior to or eighteen (18) months following the closing of a Change in Control (as defined in the 2021 Plan), provided that such transaction constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A of the Code (as defined below), and Executive remains in compliance with the terms of this Agreement, then in lieu of the payments and benefits described in Section 5.2.2 above, the Company (or its successor) shall provide Executive with the following severance payments and benefits:
5.2.3.1.Severance in an amount equal to twelve (12) months of Executive’s base salary in effect as of the date of Executive’s employment termination, subject to standard payroll deductions and withholdings (the “CIC Severance”). The CIC Severance will be paid in a single lump sum within sixty (60) days following Executive’s termination of employment; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the CIC Severance shall be paid in the second calendar year by the last day of such 60-day period. Notwithstanding the foregoing, if such termination occurs prior to a Change in Control, the CIC Severance shall commence to be paid in installments in accordance with Section 5.2.2.1 above, and upon the occurrence of such Change in Control, the remainder of the CIC Severance shall be payable in a lump-sum in accordance with this section.
5.2.3.2.Provided Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“CIC COBRA Premiums”) through the period (the “CIC COBRA Premium Period”) starting on Executive’s termination of employment and ending on the earliest to occur of: (i) twelve (12) months following Executive’s termination of employment; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the CIC COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, the Special Cash Payment for the remainder of the CIC COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of CIC COBRA premiums.
5.2.3.3.The Company will pay Executive a prorated Commission for the calendar year in which Executive’s employment is terminated. This Commission will be calculated based on Executive’s Commission targets, prorated, and less any Commission amounts previously paid to Executive for that year. Such prorated Commission shall be payable on the same date that a Commission payment would have been made had Executive remained employed.
5.2.3.4.Effective as of Executive’s termination date or, if later, the date of such Change in Control, the vesting and exercisability of all outstanding equity awards held by Executive immediately prior to the termination date (if any) subject to time-based vesting requirements, shall be accelerated in full and the vesting and exercisability of all outstanding equity awards subject to performance-based vesting will be treated as set forth in Executive’s equity award agreement governing such award. Provided, however, this Section 5.2.3.4 will only apply if the closing of a Change in Control (as defined in the 2021 Plan) occurs 365 days after the Effective Date.
5.3.Termination for Cause; Resignation Without Good Reason; Death or Disability.
5.3.1.The Company may terminate Executive’s employment with the Company at any time for Cause. Further, Executive may resign at any time without Good Reason. Executive’s employment with the Company may also be terminated due to Executive’s death or Permanent Disability. For purposes of this Agreement, “Permanent Disability” means Executive is unable to perform the essential functions of Executive’s position, with reasonable accommodation, for a period of at least one-hundred eighty (180) consecutive days because of a physical or mental impairment as determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
5.3.2.If Executive resigns without Good Reason, or the Company terminates Executive’s employment for Cause, or upon Executive’s death or Permanent Disability, then (i) Executive will cease to vest in any time-based equity award, (ii) any equity awards subject to performance-based vesting will be treated as set forth in Executive’s equity award agreement governing such award, (iii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned and vested benefits as required by law), and (iv) Executive will not be entitled to any severance benefits, including (without limitation) the payments and benefits described in Section 5.2 above. Notwithstanding the foregoing, Executive is entitled to any continuation of benefits required by COBRA or applicable law and, in the case of termination upon Executive’s death or Permanent Disability, payment of an amount equal to the Target Commission for the calendar year in which Executive’s termination of employment occurs, prorated for the period from the beginning of the calendar year up to the termination date, and payable in accordance with the terms of the Sales Compensation Plan.
6.Conditions to Receipt of Severance Payments and Benefits. The receipt of the severance payments and benefits described in Section 5.2 above will be subject to Executive signing and not revoking a separation agreement and release of claims in the form provided by the Company (the “Separation Agreement”) within a time period specified by the Company, but not to exceed fifty-three (53) days (such deadline, the “Release Deadline”). No such payments or benefits will be paid or provided until the Separation Agreement becomes effective. If the Separation Agreement does not become effective by the Release Deadline, Executive will forfeit any rights to receive or retain the severance payments and benefits described in Section 5.2, or other benefits under the Separation Agreement. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer, or director with the Company and any of its affiliates, each effective on the date of termination.
7.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1896, as amended (the “Code”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service” (Executive’s “Separation from Service”). The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) of the Code period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
8.Definitions.
8.1.Cause. For purposes of this Agreement, “Cause” means and only means any of the following: (i) a conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraudulent conduct under the laws of the United States or any State by Executive; (ii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any successor or affiliate thereof that causes material harm to such entity, but excluding any disclosure required by subpoena, court order or applicable law; (iii) Executive’s fraud or willful misconduct that causes material harm to the Company; (iv) Executive’s continuing failure to perform Executive’s assigned material duties, after receiving written notification of such failure from the Board that specifies such failure and such failure is not materially cured by Executive within thirty (30) days thereafter; (v) Executive’s material breach of any written agreement between Executive and the Company if such breach is not cured by

Executive within thirty (30) days of written notice thereof from the Company that specifies such material breach; (vi) Executive’s material failure to comply with the Company’s reasonable and legal written policies or rules applicable to all executives if such failure is not cured by Executive within thirty (30) days of notice thereof from the Company that specifies such material failure; or (vii) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation. The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed or construed, for purposes of this Agreement, to constitute grounds for termination for Cause. It is understood and agreed that, where a cure period is specified above, but the condition constituting Cause is legally incapable of being cured, Executive shall not be entitled to such cure period. Whether a termination is for Cause shall be determined by the Board in its judgment and discretion, which shall be exercised in good faith.
8.2.Good Reason. For purposes of this Agreement, “Good Reason” means that Executive resigns as set forth in this Agreement after Executive has first learned that one or more of the following conditions has come into existence without Executive’s prior written consent: (i) a material diminution of Executive’s base salary, target bonus or benefits (for the avoidance of doubt, a reduction in Executive’s base salary by more than 10% shall be considered a material diminution); (ii) a material diminution of Executive’s authority, duties or responsibilities (including reporting responsibilities), provided, however, that a change in Executive’s title shall not, in and of itself, constitute Good Reason; (iii) a change by the Company in the primary geographic location (which is the New York City, New York metropolitan area) at which Executive must perform Executive’s services for the Company; or (iv) a material breach by the Company of this Agreement or of any other agreement between the Company and Executive. A condition will not be considered “Good Reason” unless Executive gives the Company written notice of the condition within ninety (90) days after Executive has learned that the condition has come into existence, the Company fails to remedy the condition within thirty (30) days after receiving Executive’s written notice and Executive resigns Executive’s employment within sixty (60) days after the Company receives Executive’s written notice.
9.Proprietary Information Obligations.
9.1.Confidential Information Agreement. As a condition of employment, Executive acknowledges Executive’s continuing obligations pursuant to Executive’s Restrictive Covenant and Proprietary Information and Inventions Assignment Agreement with the Company (the “Confidentiality Agreement”).
9.2.Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting or other third party relationships that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

10.Outside Activities During Employment.
10.1.Non-Company Business. Except with the prior written consent of the Board, which will not be unreasonably withheld, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation, or business enterprise, other than ones in which Executive is a passive investor. In any event, Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.
10.2.No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment, or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
11.Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution or interpretation of this Agreement, the Confidential Information Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, with the exception of discrimination and harassment claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York City, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment and discrimination claims, in each case to the extent prohibited by applicable law that is not preempted by the FAA. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by a federal court in the State of New York. However, procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or Executive otherwise does not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS Executive’s share, Executive acknowledges and agrees that the Company shall be entitled to recover from Executive half of the JAMS arbitration fees invoiced to the parties (less any amounts Executive paid to JAMS) in a federal or state court of competent jurisdiction. Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment or discrimination claims and is not preempted by the FAA, in the event Executive intends to bring multiple claims, including a sexual harassment or discrimination claim, the sexual harassment and/or discrimination claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.
12.Section 280G Matters.
12.1.If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
12.2.Notwithstanding any provision of this Section 12 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
12.3.Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 12. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.
12.4.If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 12.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 12.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 12.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
13.General Provisions.
13.1.Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by email) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.
13.2.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.
13.3.Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
13.4.Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter and supersede any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.
13.5.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
13.6.Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
13.7.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
13.8.Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.
13.9.Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the laws of New York.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date on the day and year written below.

                            OLO INC.
By:    /s/ Parrish Chapman                By:    /s/ Noah H. Glass
Name:    Parrish Chapman                Name:    Noah H. Glass
Title:    Chief Sales Officer                Title:    Chief Executive Officer
Date:     April 11, 2025                    Date:    April 11, 2025